Exhibit 10.11

“CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED”

Shareholders’ Agreement

This SHAREHOLDERS’ AGREEMENT (this “Agreement”) is entered into on December 11, 2015 among:

1.              Naxos International (Far East) Limited (“NFE”),  a company limited by shares incorporated and existing under the laws of Hong Kong having its Beijing Cathay Orient Information Technology Company Limited headquarter at [redacted];

2.              [redacted] (“Kuke”), a company limited by shares incorporated and existing under the laws of the People’s Republic of China (“PRC”) having its headquarter at [redacted]; and

3.              Naxos (Beijing) Culture & Communication Co., Ltd. (“NXC” or “Company”), a company established in accordance with this Agreement and company limited by shares incorporated and existing under the laws of the PRC having its headquarter at [redacted].

WHEREAS, NFE is a regional branch of Naxos Group which operates in the Hong Kong Special Administrative Region; and

WHEREAS, Kuke is a PRC music company which is engaged in the marketing, promotion and sales of audio and video products and provision of basic customer support services in mainland China.

NOW, THEREFORE, in consideration of the understandings and covenants with respect to the joint venture, the Parties hereto agree as follows:

Section 1 Interpretation

1.              In this Agreement, except as expressly inconsistent herewith or unless the context otherwise requires:

a.                  “Agreement” means, in particular, this Agreement and all written terms between the Shareholders and the Company and any amendments thereto;

b.                  “Articles” means the articles of association of the Company as amended from time to time as necessary;

c.                   “Board” means the board of directors of the Company;

d.                  “Director” means any director of the Company and where applicable, any alternate director;

e.                   “Party” or “Parties” means a party or the three parties to this Agreement;

f.                    “Shares” means the shares held by Shareholders of the Company; and

g.                   “Shareholders” means NFE, Kuke and any other person who may become a party to this Agreement. “Shareholder” means any one of those persons.

h.                  All references to the singular shall include the plural and vice versa.

2.              Sections and Headings

Sections and headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement;

3.              Shareholder Resolution

Any matters herein requiring actions or approval of Shareholders shall limit the discretion of Directors in the management of corporate issues.

Section 2 Incorporation of the Company

1.              Once this Agreement is executed, NFE and Kuke shall immediately incorporate a company limited by shares under the PRC laws, with an authorized capital of RMB[redacted] (RMB [redacted] yuan). The Articles of the Company shall be the Chinese version of the English Articles attached hereto as “Appendix A”. Both versions shall have the same legal effect.

2.              When incorporated and registered as specified above, NXC shall have a paid-up capital of RMB [redacted] yuan (RMB[redacted]) divided into [redacted] thousand ([redacted]) common voting Shares.

a.                  Kuke shall subscribe for all of the [redacted] Shares through contributing RMB [redacted] yuan (RMB[redacted]) in cash.

b.                  Within seven (7) days of subscription of the above Shares, Kuke shall transfer [redacted] Shares, representing [redacted]% of the share capital of the Company, to NFE as NFE’s contribution of RMB [redacted] and [redacted] yuan registered capital into the Company’s account under existing laws.

3.              Kuke acknowledges that NFE may transfer part of its Shares to other affiliates. Kuke shall give support to, and cause its designated Directors to approve such transfer. The transferee shall execute a shareholders’ agreement substantially the same as this Agreement, containing all provisions in relation to the new Shareholder. All matters herein applicable to NFE shall equally apply to the relevant Shareholder to which NFE transfers its Shares.

Section 3 Business

NXC is incorporated to: obtain a license to develop and market the audio or video recordings owned or controlled by NFE in PRC, and operate relevant business in PRC. The audio or video recordings owned or controlled by NFE are listed in Schedule A hereto. The license agreement shall be substantially in the form set out in Appendix B hereto.

Section 4 Director

1.              Unless otherwise required by the Articles of NXC or PRC laws, the Board of NXC shall manage, direct and control the Company. NFE and Kuke shall cause their respectively designated Directors to vote on acceptance and compliance of the terms and restrictions under this Agreement.

2A)    If NFE (including the person to which NFE transfers Shares in accordance with Section 2.3) and Kuke are the only Shareholders, any resolutions passed by the Board in relation to the following shall be subject to agreements executed by and approval of NFE and Kuke:

(a)             modification, change, amendment, revision and/or promulgation of major rules of NXC;

(b)             purchase or disposal of major assets and other properties of NXC;

(c)              determination of basic operational policies of NXC;

(d)             execution of major contracts; and

(e)              other issues indicated by either of NFE or Kuke to be significant to NXC or otherwise in relation to NXC.

2B)    With respect to admission of new Shareholders (other than the Shareholders under Section 2.3), Kuke shall, upon request by NFE, vote by poll of the Board at Shareholders’ meetings. If NFE determines to waive any right, such waiver shall only be for the purpose of postponement for such matter and shall not be construed that NFE will waive such matter or similar matters in the future. Matters subject to approval include:

i)                     authorizing a major change to the general nature of the business of the Company, or authorizing the Company to conduct business other than the specific business actives which are currently proposed to conduct;

ii)                  determining matters in relation to the relationship between the Company and any of its joint venture partners or associated companies or affiliates;

iii)               authorizing the Company to purchase or handle any asset, commitment or investment of or more than RMB[redacted] in value, or authorizing the Company to apply for pledge-backed facility of any limit, or authorizing the Company to create a mortgage, charge or other encumbrance over any of its assets, or authorizing the Company to provide any security or collateral for debts more than RMB [redacted] yuan (RMB[redacted]);

iv)              financial strategies of the Company including admission of new Shareholders and related terms;

v)                 approving the annual business plan and budget of the Company, whether such plan and budget are in writing or not;

vi)              modifying the business plan and budget of the Company, whether such plan and budget are in writing or not;

vii)           approving the Company to grant loans to any person, provided that NFE shall not authorize the Company to grant loans to NFE or any of its affiliates);

viii)        transactions among the Company, Directors and Shareholders and their respective subsidiaries; and

ix)              transactions valued more than RMB [redacted] yuan (RMB[redacted]) between the Company and the Directors, Shareholders or their respective affiliates other than the regular business, including transactions between the Company and NFE, NFE appointed Shareholders, or their respective affiliates;

2C)

i)                     Nothing in this Section 2 may be modified at the Shareholders’ meeting or by the Board without the express written consent of NFE;

ii)                  If any provisions of this Agreement of other agreements grant a power or decision-making authority to any person, which conflicts with Section 4.2 hereof, with respect to such conflict, Section 4.2B shall take precedence over Section 4.2A. Other power or decision-making authority granted under other provisions or laws shall apply only to the extent that NFE chooses to waive relevant rights;

iii)               Should Section 4.2B be inconsistent with other provisions of this Agreement or any other agreements among the Parties, Section 4.2B shall prevail.

3A)    The Company shall have four (4) directors of which, two (2) shall be appointed by Kuke, and two (2) by NFE. The Company shall also have one (1) statutory auditor which shall be appointed by the Shareholders by way of agreement. NFE and Kuke agree to appoint such persons through exercising the voting rights attached to the Shares held by them in the Company.

3B)    The Parties acknowledge that the Directors appointed by NFE are associated with other Naxos entities. NFE, as a Shareholder, and any of the Directors appointed by it:

i)                 shall not be deemed to have any conflict of interest, or affect the voting on resolutions in relation to NFE or the grant of license by NFE to the Company or the voting on any resolutions in relation to affiliates of NFE. In addition, the Directors appointed by NFE may vote on any resolution, or propose to conduct any act, whether such resolution or act is in the best interest of NXC or its Shareholders or employees.

ii)              without the prior consent of the Company’s Shareholders or Board, may conduct dealings with the Company in its own name or in the name NFE or any of NFE’s affiliates, provided that the Company shall have known such shareholding relationship or directorship and the commercial terms in the relevant contract are fair and equal. In accordance with other applicable laws, such Directors or Shareholders shall have the same rights and obligations as others who are not Directors or Shareholders.

4.              Each Director shall have the right to appoint an alternate director by way of notifying the Company in writing, subject to approval of the other Directors (such approval not to be unreasonably withheld by the Company). One person may be appointed as the alternate of multiple Directors and exercise voting rights on behalf of the appointers.

5.              General meetings shall be convened annually. Board meetings shall be held monthly at least in the first year. A Shareholder or Director may attend meetings by telephone or by any other communications equipment, provided that the Shareholder or Director, though not present in person, shall be aware of all deliberations during the meetings.

6                 Upon the requisition of a Shareholder individually holding, or Shareholders together holding, 20% or more of the Shares of the Company, the Directors shall convene Shareholders’ meetings within 7 days, so that the Shareholders will review Board resolutions or direct operational policies of the Board.

Section 5 Management

1.              NXC shall have one chairperson, one vice chairperson, one president and one vice president. The chairperson and vice president shall be nominated by NFE. The vice chairperson and the president shall be nominated by Kuke. The president shall be the representative Director of the Company and manage the Company’s daily operation in its name.

2.              NFE and Kuke shall cause their appointed Directors to select the chairperson, the vice chairperson, the president and the vice president by voting.

3.              The chairperson, the vice chairperson, the president and the vice president shall have the voting rights corresponding to relevant positions on the Board meetings and Shareholders’ meetings, provided that if he/she represents a Shareholder or a Director appointed under Section 4.3A) at the same time, he/she may also vote in the name of such Shareholder or Director.

4.              The chairperson, the vice chairperson, the president and the vice president shall procure the Company to keep proper and accurate account books and records which reflect all transactions (if any) of the Company and its subsidiaries, and all amounts held or owed by the Company and its subsidiaries.

Section 6 Accounting

1.              NXC’s accounting year ends at December 31 each year.

2.              NXC shall prepare and keep all account books and records in accordance with good accounting principles, and shall adopt the standards, processes and formats that are consistent with the PRC generally accepted accounting standards.

3.              Prior to commencement of each accounting year, NXC’s Board shall adopt a business plan for such year, which shall at least include:

a.              the monthly income statements which contain a forecasted income and expense list;

b.              the quarterly balance sheets;

c.               the monthly cash flow statements; and

d.              the statement of main accounting principles used for preparing budgets.

4.              NXC shall release its business report (including financial statements) for the previous month on the 20th day of each month, indicating the actual data of the previous month and the comparison between the budget and the actual data.

5.              NFE, Kuke and their respective representatives shall have the right to review the Company’s account books and records, and excerpt and photocopy such account books and records.

6.              NXC’s financial statements shall be audited by a certified public accountant on an annually basis. Such certified public accountant shall be appointed by NXC’s Board.

Section 7 Dividend Policy

The Parties understand and agree that the Board shall approve to pay dividends at the end of each year. The total amount of the dividends to be paid shall be at least two thirds (2/3) of the maximum amount of the declarable dividends, and shall be paid to each Shareholder in proportion to its shareholding.

Section 8 Financing

In accordance with Section 2, the Board shall consider to develop and implement NXC’s financing strategies. The Parties agree that the aforesaid strategies considered from time to time shall include the right to finance by selling Shares to other Shareholders. The shareholding of each of NFE and Kuke can be decreased to one third (1/3) of the Shares issued by the Company at the minimum.

Section 9 Limitations on Share Transfer

1.              Unless otherwise stated in this Agreement, if either NFE or Kuke intends to sell or transfer all or part of the Shares held by it in the Company, such Party shall notify the other Party in writing to give such other Party an opportunity to purchase. Then the Parties shall agree on the cash value of such Shares to be transferred. If the Parties fail to agree on the value of each Share within ninety (90) days of such notice, the Parties shall select an independent certified public accountant to determine. The receiver of such Share transfer notice may purchase such Shares within sixty (60) days after the value of each Share is determined. If the Shares are not purchased within such period, they may be sold to a third party within the subsequent sixty (60) days at a price not lower than the value of each Share as determined according the aforesaid method.

2.              The Parties acknowledge that, in accordance with the license agreement entered into by and between NXC and NFE, if Kuke sells part of the Shares held by it in the Company or the number of the Shares held by Kuke changes, NFE may terminate the license at its own discretion.

3.              Prior to transfer of any Shares to a third party in accordance with the preceding Section, NFE or Kuke (as applicable) shall provide the other Party with a guarantee and such third party’s written undertaking to ensure that the third party will comply with this Agreement as if it was a party to this Agreement.

Section 10 Enforcement

1.              Notwithstanding the Articles, if:

a.              a Shareholder or its ultimate controlling company is wound up, liquidated, or put under judicial management (whether temporarily or finally) or compromises with its general creditor;

b.              a Shareholder which exists in the form of a company or other similar institution ceases its business;

c.               a Shareholder is awarded to conduct any theft or fraud with respect to the Company, and the appeal or review of such award does not make award revoked;

d.              the actual controller of a corporate Shareholder is no longer the actual controller when such Shareholder becomes a Party to this Agreement, or has delegated a person other than the actual controller when such Shareholder becomes a Party to this Agreement;

e.               a Shareholder reach a compromise with any creditor;

f.                a Shareholder severely breaches this Agreement, and fails to rectify such breach within 30 days of receipt of the other Parties’ written unsatisfactory notice; or

g.               a Shareholder will be disqualified if its holding of all or any Shares and/or loan accounts may be adverse to the Company from time to time (each, a “Trigger Event”),

the Shareholder (“Offeror”) shall be deemed, from the date of the Trigger Event aforesaid, to have offered all Shares and creditor’s rights (“Selling Interests”) with respect to the Company in accordance with Section 10 hereof.

2.              In the case of sub-sections a, b, e or g above, the purchase price of the Selling Interests shall be equal to their fair market value; and in case of sub-sections c, d or f, the purchase price shall be the agreed fair market value decreased by a percentage as agreed by the Shareholder.

3.              For the purpose of this Agreement, the “fair market value” refers to:

a.              within seven (7) days of the written negotiation request proposed by any Shareholder, the price for each Share as agreed by various Shareholders in writing; or if the Shareholders fail to reach an agreement in writing, the price determined by an auditor (“Expert”) appointed by Shareholders as an expert instead of an arbitrator;

b.              the book value.

Section 11 Termination

1.              If either NFE or Kuke materially breaches this Agreement, resulting in severe damage to any undertakings under this Agreement, the other Party may terminate this Agreement at any time by giving a written notice. Such termination shall come into effect after three (3) months after such notice is delivered, unless such breach is remedied within such period.

2.              Unless the Parties to this Agreement have other written agreement, upon the termination of this Agreement, the authorization shall be terminated automatically and the Company shall be immediately dissolved and liquidated. To the reasonable extent, the net income after liquidation shall be distributed to each Shareholder according to the equity interests held by it in NXC as soon as practicable. Prior to the commencement of liquidation, NXC’s assets shall be disposed of as follows:

a.              if this Agreement is terminated due to a material breach by Kuke, NFE or its designated person shall have the right of first refusal with respect to all assets of the Company, and the purchase price shall be the cash value at the end of NXC’s last accounting year;

b.              if this Agreement is terminated due to a material breach by NFE, Kuke or its designated person shall have the right of first refusal with respect to all assets of NXC, and the purchase price shall be the cash value at the end of NXC’s last accounting year;

c.               if the Parties fail to reach an agreement upon the cash value of NXC’s assets, the Parties shall select an independent certified public accountant to determine such value. The value determined in this way shall be final and binding upon the Parties;

d.              the Parties acknowledge that, in accordance with the license agreement executed by NXC and NFE, if the shareholding of NXC or that of Kuke changes, NFE may terminate the license at its own discretion, and such license shall no longer constitute NXC’s assets;

e.               during the valid existence of the Company, if Kuke or any of its parent or affiliates conduct an initial public offering, or their shares are publicly traded (including on OCT platform), NFE shall have the right to unilaterally determine to convert all or part of NXC’s Shares into the shares of such listed company. The valuation standard shall be consistent with or similar to the standard applied to other assets injected into such listed company.

Section 12 Miscellaneous

1.              Unless the Parties execute and implement a written agreement,  any amendments, revisions, supplements or changes to this Agreement shall not be binding upon the Parties.

2.              Timing is essential to this Agreement. Any grace period or tolerance given by one Party to the other Parties shall not be deemed or construed in any way as waive of any right or remedy under this Agreement.

3.              Except for the aforesaid, any Party shall not transfer its rights or obligations hereunder.

4.              This Agreement constitutes the entire understanding between the Parties, and no other representations, warranties, clauses or conditions exist.

5.              If any one or more provisions under this Agreement are void or become void, illegal or unenforceable, the validity, legality, enforceability and performance of other provisions shall not be impacted or weakened in any way. This Agreement shall be construed as if such void, illegal or unenforceable provisions had never been included in this Agreement.

6.              Any notice required or permitted to be made under this Agreement shall be in writing, and shall be deemed to be fully served when it is delivered to the address aforesaid by air mail, with postage prepaid, by any post office in Hong Kong or the PRC (as the case may be). Any Party may change its address by giving the other Party a notice in a way as specified above.

7.              This Agreement shall be governed by laws of the Hong Kong Special Administrative Region.

8.              This Agreement may come into effect by photocopy, facsimile or otherwise. Each counterpart shall be deemed an original, and all of counterparts executed and implemented together shall constitute one and the same instrument.

9.              All disputes, controversies or disagreements among the Parties arising out of or in connection with this Agreement shall be first resolved through friendly negotiations among the Parties hereto. If the disputes, controversies or disagreements fail to be resolved through negotiations within a reasonable period, they shall be finally settled by arbitration in the Hong Kong Special Administrative Region in accordance with the commercial arbitration rules of the Hong Kong Commercial Arbitration Association, provided that Kuke or NFE is the applicant. Each Party to this Agreement shall be bound by the arbitral award.

IN WITNESS WHEREOF, each Party to this Agreement has duly executed this Agreement through its duly authorized signatory as of the date first above written.

Naxos International (Far East) Limited	Beijing Cathay Orient Information Technology Company Limited

(Authorized Signatory)	(Authorized Signatory)

Naxos (Beijing) Culture & Communication Co., Ltd. hereby agrees the aforesaid terms and conditions, and hereby undertakes and agrees to be bound by all said terms and conditions.

Naxos (Beijing) Culture & Communication Co., Ltd.

(Authorized Signatory)

Appendix A

Articles of Association

Appendix B

License Agreement

Schedule A

Audio and Video List

The labels owned or controlled by NFE are listed below and may be updated by NFE from time to time. Email is an acceptable way to communicate any change:

[redacted]